Exhibit 10.29
                                  FEE AGREEMENT

         This Fee Agreement is entered into by Trend Mining Company, with an office at 5968 Government Way, Coeur d'Alene, ID 83815 (the "Company") and National Securities Corporation, with an office at 1001 4th Avenue, Seattle, WA 98154 (the "Finder") as of March 1, 2003.

         WHEREAS, the Finder has located several qualified investors for the proposed transaction (bridge loan and/or credit facility and/or private placement of debt or equity).

         Therefore, the parties hereto agree as follows:

         1. If this transaction is successfully developed from this referral, the Finder will receive a Referral Fee (the "Fee"), payable at financial closing out of escrow,

                  13% of Total Gross value of transaction in cash and 15% warrant coverage. See Example A.
                  B - Warrant type

         2. During the transaction process, any advances against the total Fee will be paid to the Finder by Company, on the condition that all Fee advances, if any, made will be deducted from the total Fee payable, under this agreement, and further, that all advance payments are authorized by the Investors.

         3. Trend Mining Company hereby agrees to an exclusive period whereby Trend Mining Company will not solicit, review, or accept any competing offers of loans, credit facilities, equity investment or the like. This exclusive period preventing competition will last until 5:00 pm, May 31, 2003. The only exception being an agreement signed by JDK Capital, Toronto, Ontario.

         4. The company agrees to immediately (within ten days) of the closing of this proposed transaction to file resignation statement at the company's expense covering the shares and the shares underlying the warrants issued in this transaction.

         This Agreement may be executed in on or more multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute a single agreement. Finder, and all of its agents, representatives, and employees, hereby irrevocably and unconditionally consent to the personal jurisdiction over them of the Superior Court of the State of New Jersey.

         This Agreement is reciprocal as relates to the proprietary information and contacts provided by either the Company or the Finder.

         This Agreement shall be valid for a period of one (1) year, unless renewed by the parties.

         IN WITNESS WHEREOF, each party has caused this agreement to be executed as of the date first above written.

THE COMPANY                                      THE RECIPIENT
-----------                                      -------------

TREND MINING COMPANY                             NATIONAL SECURITIES CORPORATION
a DELAWARE CORPORATION                           a WASHINGTON COMPANY

By: /s/ John Ryan                                By: /s/ Thomas Parison
John Ryan                                        Thomas Parison
CFO & Director

A) Warrant: 10 year term exercised at 25(cent)/share. The warrants shall contain a cashless exercise provision. Transaction gross value x 15% / stock price = number of warrants.

Example: $2,000,000 raised x 15% = $300,000 + 20(cent)= $1,500,000 warrants -
exercise price 20(cent).

B) 10 year warrant - exercise price per warrant will be equal to the price investors pay per share in this private placement of equity.

: If the private placement is a debt offering, the warrant exercise price will be equal to the lowest closing bid of (TRDM) for the 10 trading days immediately proceeding the closing of this private placement.